CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement ("**Agreement**") is made and effective as of **February 1, 2016** by and between KSIX MEDIA HOLDINGS, INC. ("**KSIX**"), a Nevada corporation, having principal offices at 6795 S. Edmond Street, 3rd Floor, Las Vegas, NV 89118 and Ted D. Campbell, II ("**CAMPBELL**"), an individual, having its principal offices at 1212 South Travis Street Sherman, TX 75090; who are collectively referred to as the "Parties" or individually as a "Party" on the terms and conditions as set forth herein.

Recitals

i. WHEREAS, KSIX is in the business of, among other things, providing a network of market specific digital advertising agencies including without limitation, the internet, social media and mobile platforms, etc. and as part of a public business plan seeks to grow by strategic acquisition of similarly situated companies;

ii. WHEREAS, KSIX is a publically traded company on the OTC Markets, Inc. "Pink Current Information Market Tier" under the symbol *"KSIX"* bound by the periodic reporting requirements of Sections 13 and 15(d) of the Securities and Exchange Act of 1934 (the "1934 Act");

iii. WHEREAS, KSIX seeks to retain CAMPBELL as an independent contractor to perform services consistent with that of a "Chief Compliance Officer" in order to organize, draft and file periodic reports to the Securities and Exchange Commission ("SEC"), OTC Markets, LLC ("OTC"), Financial Industry Regulatory Authority ("FINRA"), et al, as well as assist on a day-to-day business with oversight of KSIX business transactions, including: securities transactions, mergers/acquisitions, and a broader array of contractual agreements

iv. WHEREAS, CAMPBELL is interested in providing KSIX with such consulting and advisory services including oversight, control and direction of day-to-day operations which are consistent with the duties and scope of responsibilities of a Chief Compliance Officer subject to the direction of the CEO and Board of Directors and CAMPBELL desires to provide such services to KSIX all pursuant to the terms and conditions of this Agreement.

Terms of Agreement

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Performance of Services.

1.1 CAMPBELL shall provide KSIX with regulatory, securities, consulting, financial, operational, advisory and/or services (collectively, the "Services") and written documentation and other work product ("Work Product") during the Term of its engagement as herein further described.

1.2 The attachment hereto, marked as **Exhibit A** (which Exhibit A may be amended from time to time) shall set forth a description of the Payment Schedule and Scope of

Services and Work Product to be provided, including the provision of service objective, deliverable(s), time for the project commencement, project management activities, status communication and completion (the Services and Work Product to be provided under each project, a "Project"). In the event of a specific conflict between Exhibit A and a provision of this Agreement, this Agreement shall control.

1.3 CAMPBELL shall provide Services to KSIX, which are generally consistent with the duties and scope of services of a Chief Compliance Officer (CCO) and deliver Work Product within the scope of and pursuant to the standards set forth in this Agreement. This includes but is not limited to the following: compliance based input on the strategic mergers, acquisitions, investments, sales, management, including direct oversight of the KSIX reporting responsibilities to the SEC, FINRA, OTC and establishing processes, strategic planning for compliance with all applicable regulatory authorities including the management and oversight of other employees, executives, sales representatives, consultants, agents, independent contractors who direct the various business activities, and other issues as they may arise on a day-to-day basis. These Services and any Work Product generated by CAMPBELL will be subject to the oversight, direction and control of KSIX, its officers, directors and controlling shareholders including but not limited to Carter Matzinger. Should the performance of any Services or the delivery of any Work Product performed by CAMPBELL not meet the standards of performance in this Agreement, upon the mutual agreement of KSIX and CAMPBELL, CAMPBELL shall perform additional services and make necessary changes, edits and amendments to Work Product to achieve a minimum level of generally acceptable Services and Work Product for this particular industry. All work performed by CAMPBELL shall be in accordance with applicable industry standards and any specifications pertinent to the Services and this Agreement.

1.4 CAMPBELL may utilize contractors or subcontractors to perform any part of its obligations under this Agreement. To the extent any contractors or subcontractors interface with KSIX affiliates, KSIX has the exclusive discretion to approve or disapprove the use of such person(s).

1.5 CAMPBELL will appoint himself as Director, Managing Director for each Project whose duties shall include, without limitation (i) management of all Services and Work Product to be delivered under the this Agreement and (ii) acting as a liaison between KSIX and the SEC. Regardless of the location of where CAMPBELL is performing Services at his or KSIX's facilities, CAMPBELL's and his personnel shall abide by all of KSIX's written safety, security and office rules and procedures which have been delivered to CAMPBELL. For Services being performed at the KSIX's facilities, the KSIX shall provide CAMPBELL's Personnel with necessary access during normal business hours to its facilities and appropriate office space, computers, phones, printing, faxing, copying and similar office services. If required by the Project, KSIX shall be responsible for providing, at its cost, a satisfactory communications link between its facilities and the applicable CAMPBELL facility. KSIX shall provide CAMPBELL's Personnel with access and necessary login identifications for its mainframe environment and local area network, as applicable.

1.6 KSIX shall provide its own personnel and third party contractors to work with CAMPBELL's Personnel, as required or as may otherwise be necessary, and shall provide necessary information, management, and cooperation so that the KSIX's goals and requirements can be achieved and the Services and/or Project can otherwise be

completed successfully and in accordance with this Agreement. KSIX acknowledges that insufficiency on its part with respect to the provision of adequate personnel, third party contractors, information, management, cooperation or other reasonable requests may impact the timing and fees contained in this Agreement.

2. Term/Termination.

2.1 This Agreement shall be in effect for a period of one (1) year from the date of Effectiveness – February 1, 2017. After such time the Agreement will continue on a month-to-month basis until terminated or otherwise modified by the Parties.

2.2 Either party may terminate this Agreement for any reason whatsoever, with or without cause, upon thirty (30) days' written notice to the other party consistent with the terms of the Notices Provision set forth herein.

2.3 Either party shall have the right to terminate any particular Project or this Agreement in its entirety in the event of a material breach by the other party of such party's obligations in this Agreement upon ten (10) days' prior written notice thereof, unless, during such ten (10) day period, any such breach is cured or remedied by the breaching party. The KSIX shall remain responsible for the compensation due for all Services performed and Work Product(s) prepared and/or provided hereunder prior to the effective date of termination.

2.4 Notwithstanding the termination of this Agreement, those obligations intended to survive termination of this Agreement shall remain in full force and effect and all rights as pertain thereto, shall remain in force until their expiration, if any, including but not limited to obligations concerning payment, ownership of services, confidentiality and non-solicitation of personnel. Further, all representations, warranties and indemnification obligations in this Agreement and the provisions concerning intellectual property, limitations of liability, choice of law and arbitration shall also survive the termination of this Agreement until their expiration, if any.

3. Payment Terms. With respect to the Services, CAMPBELL shall be paid on a fixed price or time and materials basis as set forth on **Exhibit A**. CAMPBELL will invoice KSIX for Services performed, deliverables or materials provided and expenses incurred on a monthly basis (once for every calendar month) or in such time intervals as are set forth on Exhibit A. KSIX shall pay each invoice upon receipt. KSIX shall be responsible for the payment of any sales or use taxes applicable as a result of the Services and Work Product provided hereunder. In the event invoices are not paid within thirty (30) days after the invoice date, KSIX shall pay to CAMPBELL interest on the outstanding amounts at the rate equal to one and one-half percent (1.5%) per month and KSIX shall be liable for all of CAMPBELL's costs, fees and expenses (including reasonable attorneys' fees and expert fees and expenses), incurred in connection with CAMPBELL's efforts to collect any amounts due.

3.1 In addition to the amounts set forth above, KSIX shall reimburse CAMPBELL for its necessary expenses (including travel, accommodation, subsistence, telecommunications and other typical expenses) incurred in the performance of the Services and the creation of the Work Product – to the extent such costs are itemized and invoiced by CAMPBELL within a reasonable time after the incurrence of such expense. Travel and business expenses shall be in accordance with policies and procedures applicable to KSIX employees. In no event shall CAMPBELL incur, or be reimbursed for, charges under this

Agreement in excess of one thousand United States Dollars ($1,000 USD) unless this amount has been expressly approved in writing in a document signed by KSIX.

3.2 CAMPBELL shall, during the Term of this Agreement, and for a period of one (1) year thereafter, maintain adequate records indicating in sufficient detail, the work performed by CAMPBELL's Personnel under this Agreement. KSIX shall have the right upon reasonable notice, to be exercised not more than two (2) times per year, to review and inspect such records during normal business hours.

4. Change Requests. Change requests with respect to any given Project may be initiated by KSIX or CAMPBELL. Change requests shall be documented in a clear and concise manner on a form to be agreed upon between the parties. No work will be performed pursuant to a change request until it has been approved in writing by both parties. Should there be a conflict between this Agreement and Exhibit A, or any agreed upon change requests, the change request shall govern.

5. Standards of Performance/Warranties. The Parties hereby represent and warrant as follows:

5.1 The Services and Work Product shall be of professional quality and conform to generally accepted industry practices.

5.2 All CAMPBELL work shall be subject to acceptance and approval by KSIX. For purposes of this Agreement, CAMPBELL's Services and Work Product shall be "Accepted" if such Services have been performed substantially in accordance with the standards set forth in Section 5.1 above and are consistent with any specifications set forth in this Agreement and Exhibit A and as otherwise may have been communicated to CAMPBELL by KSIX.

5.3 CAMPBELL shall not be responsible for claims arising from: (i) KSIX's accident, misuse, neglect or alteration of any Services or any Work Product, (ii) adjustment, support or other impact on Services or any Work Product made by third parties, unauthorized testing, use not within specifications or any other cause not arising out of defects in material or workmanship, (iii) inadequate supervision, review or input required from KSIX in performance of Services or development of Work Product or (iv) the failure of KSIX to perform its obligations as set forth hereunder.

5.4 KSIX shall not be responsible for claims arising from: (i) CAMPBELL's accident, misuse, neglect or alteration of any Services or any Work Product, (ii) adjustment, support or other impact on Services or any Work Product made by third parties, unauthorized testing, use not within specifications or any other cause not arising out of defects in material or workmanship, (iii) inadequate supervision, review or input required from CAMPBELL in performance of Services or development of Work Product or (iv) the failure of CAMPBELL to perform its obligations as set forth hereunder.

6. WARRANTY LIMITATIONS. THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 5 ABOVE ARE IN LIEU OF ALL OTHER WARRANTIES EXPRESSED, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED.

7. LIMITATIONS ON LIABILITY. CAMPBELL'S LIABILITY UNDER THIS AGREEMENT WITH RESPECT TO ITS SERVICES INCLUDING BUT NOT LIMITED TO WORK PRODUCT CREATED THEREBY SHALL BE LIMITED TO THE AMOUNT OF FEES RECEIVED BY CAMPBELL UNDER THIS AGREEMENT WITH RESPECT TO SUCH PROJECT OR THE PORTION OF CAMPBELL'S FEES WHICH CORRESPOND TO THE TIME SPENT BY CAMPBELL ON SUCH PROJECT. IN NO EVENT SHALL CAMPBELL BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES, INCLUDING WITHOUT LIMITATION, LOSS OF PROFITS, REVENUE OR DATA, EVEN IF APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING.

8. Relationship of the Parties. It is understood and agreed that CAMPBELL will provide the Services and Work Product to KSIX as an independent contractor and neither CAMPBELL nor any of CAMPBELL's Personnel shall be considered an agent or employee of KSIX. No relationship of employer/employee shall result from the execution of this Agreement or from the performance of any Services hereunder. CAMPBELL acknowledges and agrees that nothing herein shall entitle or render CAMPBELL or CAMPBELL's Personnel, eligible to participate in any benefits or privileges provided by KSIX for its employees.

9. Force Majeure. CAMPBELL shall not be deemed to be in default of any provision of this Agreement, nor be liable for any delay, failure in performance or interruption of services, resulting directly or indirectly from acts of God, embargoes, quarantines, civil or military authority, riot, civil disturbance, insurrection, war, terrorism, other catastrophes or any such other cause beyond its control; provided, however, that CAMPBELL shall exercise reasonable efforts to the extent reasonably practicable, to remedy any such cause of delay or cause preventing performance.

10. Non-Solicitation of Personnel. Each of the parties hereto covenants and agrees that it shall not, during the Term of this Agreement and for a period of twelve (12) months after the termination of this Agreement, regardless of the reason for termination, directly or indirectly, employ, engage, contract with or in any other way utilize or solicit or make any offers for the services of any of the other party's employees, contractors or other personnel who provides Services or Work Product for the Project(s) described in this Agreement during the term of their employment or engagement with such party.

11. Confidential Information.

11.1 Other than in the performance of this Agreement, neither CAMPBELL nor CAMPBELL's employees, shall use or disclose to any person or entity any Confidential Information of KSIX (whether in written, oral, electronic or other form), which is obtained from KSIX or otherwise prepared or discovered either in the performance of this Agreement, through access to KSIX, documents, systems and information (collectively, "Confidential Information"), or while on KSIX's premises. As used herein, the term "Confidential Information" shall include, without limitation, all Work Product as defined below, all information designated by KSIX in writing as confidential, all information or data concerning or related to KSIX's customers, products (including the discovery, invention, research, improvement, development, manufacture, or sale thereof), processes, or general business operations (including sales costs, profits, pricing methods, organization, and employee lists), and any information obtained through access to any Information (including but not limited to computers, networks, voice mail, etc.) which, if

not otherwise described above, is of such a nature that a reasonable person would believe it to be confidential or proprietary. CAMPBELL will protect the confidentiality of Confidential Information with the same degree of care as CAMPBELL uses for its own similar information; provided, however, that nothing herein will preclude CAMPBELL from using any and all databases, software or licenses owned or developed by CAMPBELL hereunder (subject to the confidentiality provisions) in connection with its other engagements.

11.2 Access to Information Systems. Access, if any, to KSIX Information is granted solely to perform the Services under this Agreement, and is limited to that specific KSIX Information, time periods and personnel as are separately agreed to by KSIX and CAMPBELL from time to time. KSIX may require CAMPBELL's employees, subcontractors or agents to sign individual agreements containing covenants substantially similar hereto for the protection of Confidential Information prior to access to KSIX's Information. Use of KSIX Information during other time periods or by individuals not authorized by KSIX is expressly prohibited. Access is subject to KSIX business control and information protection policies, standards and guidelines as may be modified from time to time and as communicated to CAMPBELL.

11.3 Exclusions. The foregoing confidentiality obligations will not apply to Confidential Information that (a) is already known to CAMPBELL prior to disclosure by KSIX; (b) is or becomes a matter of public knowledge through no fault of CAMPBELL; (c) is rightfully received by CAMPBELL from a third party not known by CAMPBELL to be bound by a duty of confidentiality with respect to such information; (d) is independently developed by CAMPBELL; (e) is disclosed under operation of law; or (f) is disclosed by CAMPBELL with the prior written approval of KSIX.

11.4 Continuing Obligations. Unless otherwise agreed in writing, the obligations under this Section 11 shall continue for a period of three (3) years from the termination or expiration of this Agreement.

12. Equitable Remedies. In the event of a violation or threatened violation of the covenants and agreements contained in Section 11 hereof, the aggrieved party, in addition to and not in limitation of any other rights, remedies or damages available at law or in equity, shall be entitled to seek equitable relief in a court of equity, including a temporary and permanent injunction against the other, or such other equitable relief as may be appropriate, including an order of specific performance.

13. Arbitration. The parties hereto will attempt to settle any claim or controversy arising out of or relating to this Agreement by consultation and negotiation in good faith and a spirit of mutual cooperation. However, at any time before or during such negotiations, or following any unsuccessful negotiations, either party may, by written notice to the other, demand that the dispute be submitted to arbitration. Except as provided in Section 12 above, any claim or controversy arising out of or relating to this Agreement or any breach thereof shall be settled by arbitration. The venue for any such arbitration shall be in Las Vegas, Nevada. Except as expressly set forth herein, all proceedings under this Section shall be undertaken in accordance with the commercial rules of the American Arbitration Association ("AAA"), then in force. Only individuals who are (i) lawyers engaged full-time in the practice and (ii) on the AAA register of arbitrators shall be selected as an arbitrator. There shall be one arbitrator who shall be chosen in accordance with the rules of the AAA. The parties to the arbitration shall be permitted to

obtain discovery from each other in accordance with the federal rules of civil procedure. Any disputes concerning the scope of discovery requests or the compliance thereof shall be decided by the arbitrator. As soon as practicable after the conclusions of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusion of law. Judgment upon the written award may be entered and enforced in any court of competent jurisdiction. It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and non-appealable and shall be a condition precedent to any legal or equitable action that any party hereunder may contemplate against another party hereunder except to compel arbitration pursuant hereto (or as noted above). The arbitrator shall have the power to require the non-prevailing party to pay his fees and the fees of the arbitration and the prevailing party's legal fees and expert's fees. If in his opinion there is no prevailing party, the arbitrator's and arbitration fees and expenses will be borne equally by the parties thereto and each party shall pay its own legal fees and expert's fees.

14. Miscellaneous Provisions.

14.1 Notices. Any notice, request, consent, demand, offer, acceptance or other communications required or permitted under this Agreement shall be made in writing and shall be deemed to have been duly given if personally delivered, or if mailed by registered or certified mail, postage prepaid, return receipt requested (and shall be deemed delivered on the date received for delivery by the Postal Service whether or not accepted), or by telefax, telecopier, electronic mail or similar transmission on the date received (provided there is verification of delivery), or by overnight delivery service, charges prepaid, on the date received, addressed to the parties hereto at their respective addresses as noted in the introductory paragraph on page 1.

14.2 No Third-Party Beneficiaries. There are no third-party beneficiaries of this Agreement or of the transactions contemplated hereby and nothing contained herein shall be deemed to confer upon anyone other than the parties hereto (and their respective successors and permitted assigns), any right to insist upon or to enforce the performance any of the obligations contained herein.

14.3 Supplemental Documents. The parties hereto agree to execute any further instruments and to perform any acts that are or may become necessary to effectuate the terms of this Agreement.

14.4 Entire Agreement. This Agreement (together with the agreements, certificates, instruments and any other documents referred to herein), sets forth all of the promises, covenants, agreements, conditions and understandings between the parties hereto, with respect to the subject matter hereof, and supersedes all prior and contemporaneous writings (including requests for proposals and responses thereto), agreements and understandings, inducements or conditions pertaining thereto, expressed or implied, oral or written, except as contained herein.

14.5 Headings. The section headings in this Agreement and the Background of this Agreement are for reference purposes only and shall not define, limit or affect the meaning or interpretation of this Agreement.

14.6 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding

the foregoing, this Agreement may not be assigned in whole or in part without the prior written consent of the other party; provided, however, this Agreement may be assigned by either party to a purchaser of all or substantially all of the assets of such party or the survivor of a merger of such party and another entity or any other such successor of such party's business.

14.7 Governing Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of the state of Nevada, County of Clark, notwithstanding any conflicts of laws, doctrines of such states or other jurisdictions to the contrary.

14.8 Venue & Juridiction. The Parties agree irrevocably to the jurisdiction and venue of the District Court for the County of Clark state of Nevada, state or federal, for any and all controversies arising under this Agreement.

14.9 Amendments. No amendment, alteration or modification of this Agreement shall be valid unless each such instance, amendment, alteration or modification is expressed in a written instrument duly executed by both parties hereto. No Waiver. The failure of any party to insist, in any one or more instances, on performance of any of the terms and conditions of this Agreement, shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of such term, covenant or condition, but the obligations of the parties, with respect thereto, shall continue in full force and effect.

14.10 Unenforceable Provisions. It is the agreement of the parties that in case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein. In case any one or more of the provisions hereof shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject matter, such provision shall be construed by limiting and reducing it as determined by a court of competent jurisdiction, so as to be enforceable only to the extent compatible with applicable law.

14.11 Counterparts. This Agreement may be executed in any number of counterparts, which when taken together shall constitute an original document.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Consulting Services Agreement to be executed as of the day and year first above written.

The Consultant:

TED D. CAMPBELL, II

Ted D. Campbell II
Ted D. Campbell II (Mar 1, 2016)

By: Ted D. Campbell, II
Title: Consultant

The Company:

KSIX MEDIA HOLDINGS, INC.

Carter Matzinger

By: Carter M. Matzinger
Title: President

Exhibit A

I. Consultant Payment Schedule:

CASH COMPENSATION

MONTH	FEE
First Payment Due (1st to 5th of the month)	$2,250.00
Second Payment Due (15th to 20th of the month)	$2,250.00
TOTAL Monthly Service Fee (unlimited hours)	$4,500.00

KSIX COMMON STOCK COMPENSATION

Upon execution of the Agreement, the issuance to the Consultant of Two Hundred and Fifty Thousand (250,000) shares of Common Stock of KSIX, for services previously rendered, discounted to market at the par value of $0.001, or $2,500 USD in the aggregate.

II. Consultant Payment Terms:

1) The Consultant shall work as an independent contractor and not as an employee of KSIX;

2) The Consultant shall report directly to Carter Matzinger and from time to time and as may be necessary the Consultant shall work with KSIX attorneys, accountants, advisors, consultants, etc.;

3) The Consultant shall be responsible for drafting each filing necessary with the SEC, FINRA, OTC or other regulatory agency and for creating an SEC filing calendar for 2016 for KSIX;

4) The Consultant shall work directly with Carter Matzinger to structure acquisitions, mergers, sales, etc. or any transaction involving a "material event" subject to reporting on Form 8-K as well as any transaction related to the issuance, sale, delivery, cancellation of any KSIX preferred or common stock;

5) The Consultant shall not be required to invoice KSIX at the beginning or end of each month, but must keep a record of its work hours, track its work product and account for any expenses. Upon the request of KSIX, the Consultant will prepare an invoice or statement reflecting the same.

APPROVED BY:

____________________	____________________
By: Ted D. Campbell, II	By: Carter M. Matzinger
For: THE CONSULTANT	For: KSIX MEDIA HOLDINGS, INC.